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infoUSA Inc.
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Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
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PRESS RELEASE

                                                Contact: Arthur B. Crozier
Innisfree M&A Incorporated
(212) 750-5833

DOLPHIN NOMINATES THREE INDEPENDENT DIRECTORS
FOR ELECTION AT infoUSA ANNUAL MEETING
TO MAXIMIZE SHAREHOLDER VALUE

STAMFORD, CONNECTICUT, March 29, 2006: - Dolphin Limited Partnership-I, L.P., which together with its affiliate holds 2.0 million shares (3.7%) of infoUSA Inc. (NASDAQ : IUSA), today announced that it has nominated three highly qualified and independent candidates for election as directors at IUSA’s annual shareholders meeting, scheduled for May 26, 2006, with a record date of April 4th. The nominees—Malcolm “Mick” Aslin, Karl L. Meyer and Robert A. Trevisani—are independent of both IUSA and Dolphin and have substantial experience operating and serving as directors of public companies. The nominees would serve for the sole purpose of benefiting the Company’s unaffiliated shareholders, whose holdings constitute a majority of the outstanding shares. They are committed to ensuring that IUSA is operated to maximize value for all shareholders, not just Mr. Vinod Gupta, who owns outright approximately 34% of the shares.

Biographies of the nominees can be found at the end of this release.

Dolphin has also submitted a binding bylaw amendment that would prohibit for three years the re-nomination or appointment by the board of a director who had been voted down by shareholders.

The terms of office of Mr. Vinod Gupta, IUSA’s Chairman and CEO, and Dr. Vasant Raval, Chairman of the Audit Committee, expire at the 2006 annual shareholders meeting and Dolphin anticipates that they will stand for re-election. The Company has yet to announce a replacement for Dr. Charles Stryker, the most recent director to resign from the IUSA Board. Dr. Stryker, after serving for only nine months, resigned in January 2006.

In connection with the nomination of three independent directors, Dolphin sent the following letter, its sixth, to the IUSA full board summarizing a series of troubling activities that have occurred over the past decade that do not appear to be in the best interest of all shareholders. In this letter, Dolphin concludes that the full board must explain to all shareholders the justification and rationale for these activities.

Dolphin’s Sixth Letter to the Full Board

March 28, 2006

Via Facsimile and Federal Express

The board of directors,
infoUSA Inc.
5711 South 86th Circle
Omaha, NE 68127
Attention: Secretary

Gentlemen:

As you know, Dolphin Limited Partnership-I, L.P. submitted the nominations of three distinguished and independent director nominees for election to the board at the May 26, 2006 annual shareholders meeting. Dolphin also submitted a binding bylaw amendment that would prohibit for three years the re-nomination or appointment by the board of a director voted off the IUSA board.

The nomination of this independent director slate and the proposed bylaw amendment follow Dolphin’s continuing efforts over the past seven months to promote consensual governance improvements at IUSA. Most recently, this included our March 8, 2006 letter, in which we again requested that the full board eliminate the exemption afforded Mr. Vinod Gupta under the Company’s Shareholder Rights Plan. There has been no substantive response. Also, on March 15, 2006, we submitted the nomination of independent director, Mr. Karl L. Meyer, to fill the recent vacancy created by the resignation of Dr. Charles Stryker. IUSA was asked to respond to this nomination by March 28, 2006. Again, there was no response.

  Further, Dolphin is, and we believe other unaffiliated shareholders are, outraged that the full board has failed to take any action to address the circumstances surrounding Mr. Vinod Gupta’s opportunistic going private transaction and the many other continuing serious governance failures at IUSA:

(i)	Mr. Vinod Gupta’s Opportunistic $11.75 Going Private Proposal

On March 15, 2005, Mr. Gupta purchased 61,000 shares of IUSA at $10.13/share, bringing his outright holdings to 18.4 million shares, or approximately 34.5%. At that time, Mr. Gupta publicly stated:

“I continue to believe that infoUSA stock is worth in excess of $18 per share based on the company’s strong financial condition and earnings momentum. Additionally, it is trading at a discount to its peer group as measured by a multiple of EBITDA and free cash flow. Accordingly, I plan to purchase additional shares in the future as market conditions permit.”

On April 25, 2005, the Company reported first quarter results which exceeded Wall Street estimates in GAAP revenue, EBITDA and GAAP EPS and also confirmed fiscal 2005 revenue and EPS guidance.

A little over one month later, on June 8, 2005, IUSA lowered its guidance by approximately 5%, sending the share price from approximately $12 to $9.40.

Just three business days later, Mr. Vinod Gupta made an $11.75 bid for all of the unaffiliated shares. In his offer letter to the board (filed in a June 27, 2005 8-K), Mr. Vinod Gupta stated,

“It is my belief that this proposal offers infoUSA shareholders the best opportunity to realize a very attractive value for their shares. As the board considers its response to this proposal, it should be aware that I do not desire to dispose of any of my shares of infoUSA common stock, nor do I intend to vote in favor of any transaction involving a change in control of the Company other than [Mr. Vinod Gupta’s] proposed transaction.”

Faced with the unanimous opposition of the Special Committee of the board formed in response to the offer, Mr. Vinod Gupta withdrew his undervalued bid. Remarkably, on the October 26, 2005 third quarter earnings conference call, Mr. Vinod Gupta again stated that his $11.75 proposal was “fair to the shareholders.” Against this background, and considering that the share price now materially exceeds Mr. Vinod Gupta’s $11.75 bid (before or after a February 2006 $0.23 annual dividend), Mr. Vinod Gupta’s repeated expressions of offering “fair” value to shareholders lack credibility, in Dolphin’s view.

It appears to Dolphin that Mr. Vinod Gupta’s extremely well timed $11.75 bid was designed to make a quick profit off of the unaffiliated shareholders. In these circumstances, Dolphin has little confidence in Mr. Vinod Gupta’s leadership or in his fulfilling his fiduciary obligations to all shareholders.

(ii)	The Full Board’s Abrupt Termination of the Special Committee

On June 14, 2005, the full board broadly empowered a Special Committee to, “in its [the Committee’s] sole discretion, to solicit, consider, negotiate, approve or reject alternate proposals.” On August 23, 2005, the Committee unanimously determined, after lengthy discussion with its financial and legal advisors, that Mr. Vinod Gupta’s offer of $11.75 per share undervalued the Company and required a “market check.” Mr. Vinod Gupta then withdrew his proposal on August 24, 2005 because in his words (and distorting the Committee’s statements), “the special committee indicated that they did not intend to proceed with my proposal on a prompt basis.” In response to the withdrawal of his offer, the Committee issued the following public statement:

“The Special Committee further advised Mr. Vinod Gupta that, while the Committee had made no decision to recommend any transaction, the Committee had determined, in light of his [Mr. Vinod Gupta’s] proposal and potential strategic alternatives available to the Company, that it is in the best interests of the Company’s stockholders to continue to explore strategic alternatives.”

Just one day later, the Committee was abruptly terminated in a non-unanimous vote of the full board. Directors Anshoo Gupta (not related to Vinod Gupta), Kahn (the Chairman of the Committee) and Stryker voted to preserve the Committee while director Raval abstained. Directors Vinod Gupta, Haddix, Andersen, Kaplan and Walker voted to dissolve the Special Committee.

At least some of the directors who voted with Mr. Vinod Gupta to disband the Committee had conflicts of interest, as disclosed in the Company’s proxy statements. Mr. Kaplan is a named partner of a law firm that each year has received substantial compensation for services rendered to IUSA. Mr. Andersen is a director of two mutual funds in the Everest Mutual Fund family as is Mr. Vinod Gupta. Everest Asset Management and Everest Investment Management are 100% and 40%, respectively, owned by Mr. Vinod Gupta.

If directors Vinod Gupta, Andersen and Kaplan had recused themselves from this important vote, the Special Committee’s exploration of strategic alternatives would have continued.
It is difficult for us to believe that the termination of the Committee’s work really was in the best interests of all shareholders.

(iii)	The Full Board’s Failure to Include Mr. Vinod Gupta in the Shareholder Rights Plan

Despite repeated admonishments, the full board has failed to amend the Company’s Shareholder Rights Plan to eliminate the exemption afforded Mr. Vinod Gupta and his affiliates. Instead, the full board relied upon Mr. Vinod Gupta’s standstill letter to the board of July 18, 2005, whose enforceability was untested. This letter was “renewed” by a subsequent letter on September 12, 2005, which by its terms expired on or about March 12, 2006.

Mr. Vinod Gupta has repeatedly stated that he would oppose a sale transaction with any other party, even though a third-party transaction might bring greater value to all IUSA shareholders. We cannot see how, in the exercise of its fiduciary duties to all shareholders, the full board continues to exempt Mr. Vinod Gupta from the Shareholder Rights Plan, so that he may acquire or receive additional shares and enhance his ability to block superior transactions that might benefit all shareholders.

With the looming expiration of Mr. Vinod Gupta’s standstill, Dolphin sent a letter to the full board on March 8, 2006, again requesting action on this vital matter. Our letter asked the full board to notify all shareholders of its determination by the open of business on March 13, 2006. We received no substantive response from the Company. The full board’s continued inaction is simply astounding and its silence is deafening.

(iv)	The Full Board’s Failure to Adequately Address the High Profile Related Party Transactions

The full board has apparently failed to address the many related party transactions involving Mr. Vinod Gupta and his affiliates. Sizable payments to Mr. Gupta and/or his affiliates were initiated in 1998, when Mr. Vinod Gupta received $48,000 in salary and Annapurna Corporation, 100% owned by Mr. Vinod Gupta, received $1.4 million for purported “travel and consulting services and related expenses.”

In 1999, according to the Company’s proxy statement, Mr. Vinod Gupta received $48,000 in salary while Annapurna received $2.2 million in payments for purported “executive travel expenses,” $1.3 million for “acquisition and other related expenses” and Everest Investment Management, an entity 40% owned by Mr. Vinod Gupta, received $0.5 million for “investment advisory fees” - a total of $4.0 million.

These types of payments continued into 2005, except that by then the Company had acquired from Annapurna the aircraft interests, the lease on the 80-foot yacht, the American Princess, and a skybox at the University of Nebraska- Lincoln football stadium, all used by Mr. Vinod Gupta. Shareholders need to hear from the full board a compelling explanation of how these assets are expected to benefit all IUSA’s shareholders, not just Mr. Vinod Gupta.

In its ongoing books and records investigation, Dolphin is focused on approximately $16.0 million of these kinds of publicly disclosed related party payments since 1998, most of which are between the Company and Mr. Vinod Gupta and his affiliates. IUSA appears to have a disproportionately large amount of these transactions, especially when compared to its peers with multi-billion dollar market capitalizations referred to below. Shareholders have a right to ask, and the full board we believe has a duty to explain, how and why directors allowed these kinds of transactions to proceed.

According to the Company’s proxy statements, since 1998 Mr. Vinod Gupta, on top of his already healthy equity stake, has been awarded 3.2 million options, (an additional 6% of the Company’s shares) of which approximately 2.1 million remain and were exercisable on or before March 1, 2006. Did the full board conclude that Mr. Vinod Gupta had insufficient long-term incentive or did these continuous sizable option grants instead serve to deliver greater control to him at the expense of unaffiliated shareholders?

(v)	A Rotating Board of Directors and Executive Office

The outlined activities have occurred behind a revolving door of directors that Dolphin believes prevented more effective oversight. Recent board resignations include directors Andersen and Stryker. During the past ten years, we count 15 director departures. Five directors, including Stryker, have served for less than one year. Additionally, in this same ten year period, we count over 15 executive officer departures or “re-assignments.” Most recently, Mr. Raj Das, the Company’s now-former CFO, in February 2006, was relegated to “strategic planning.” Dolphin wonders about the cause of this seemingly high rate of turnover.

We are also concerned how board vacancies have been filled. For example, the vacancy created by the resignation of director Andersen in November 2005 was filled by Bill Fairfield -the former Chairman of businessCreditUSA.com, an IUSA subsidiary. We note that in the Company’s public release announcing Mr. Fairfield’s appointment, IUSA failed to mention his prior affiliation with the Company. Also, Mr. Vinod Gupta and Mr. Bill Fairfield serve together as Trustees of the University of Nebraska Foundation. We do not think Mr. Fairfield was the most independent of choices.

We believe shareholders should always be concerned about the personnel and working environment of companies in which they are invested. With so much high-level turnover at IUSA, we question whether there is a constructive environment at the Company that truly provides for long-term employee advancement and continuity.

(vi)	The Failure of the Full Board To Take Prompt, Comprehensive and Corrective Action

In Dolphin’s letters to the directors of August 31, 2005, October 11, 2005, October 17, 2005, November 17, 2005 and March 8, 2006, we commented on these and other matters and suggested corrective action. Over the past seven months, the full board has had every opportunity to do what we asked of it in August 2005, “to put its own house in order.”

Dolphin always seeks to be fair and accurate. Remarkably, despite our letters to the board over the past seven months, the Company has neither publicly addressed the concerns that we have raised on behalf of all unaffiliated shareholders or corrected any inaccuracies it may have found in our prior communications.

Unfortunately it appears to us that, under the leadership of Mr. Vinod Gupta, the full board has failed to take actions that we believe are legitimately needed to protect the interests of the unaffiliated shareholders.

It also appears to us that IUSA’s shares, notwithstanding an approximate 10% increase in market price over the last month, presently trade at an approximate 1.5 multiple point discount of Total Enterprise Value (“TEV”) / EBITDA1 to the average of its publicly traded peers2. On a price/earnings1 ratio basis, IUSA shares presently trade approximately 4.7 points lower than the average of these peers. With a market capitalization of approximately $674 million and analyst consensus estimated 2006 revenues of $411 million, IUSA is by far the smallest of its peers:

IUSA Peer Group	Equity Market Capitalization ($ billions)	Analyst Consensus Est. 2006 Revenues ($ billions)

The Dun & Bradstreet Corp. (DNB)	$5.0	$1.5
Equifax Inc. (EFX)	4.9	1.5
ChoicePoint Inc. (CPS)	3.8	1.1
Acxiom Corp. (ACXM)	2.3	1.4
Harte-Hanks, Inc. (HHS)	2.2	1.2

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1
For all companies, TEV is based on December 31, 2005 company financials and prices are as of the March 28, 2006 close. 2006 EBITDA and diluted EPS consensus analyst estimates are calendarized where applicable (source: I/B/E/S). IUSA’s TEV is adjusted to reflect a $0.23 per share annual cash dividend paid on February 21, 2006.

2
In its 2005 10-K, IUSA lists ACXM, DNB, EFX, HHS and Experian (a wholly-owned subsidiary of GUS Plc) as its primary competitors. Sell-side analysts, in their analysis of IUSA, frequently include CPS as a “comparable peer”, and less frequently include Fair Isaac Corp. (FIC) and Trans Union LLC (private).

While we are mindful that Mr. Vinod Gupta founded IUSA in 1972, we believe that shareholders can no longer overlook the numerous troublesome activities that we refer to in this letter. Shareholders should also be troubled by the Company’s consistently poor operating results. The Company’s EBITDA has only now recovered to levels achieved in 2001, despite revenues increasing nearly $100 million by 2005. Also, in fiscal 2002 and 2003, Mr. Vinod Gupta failed to achieve his own bonus targets, while in fiscal 2004 curiously, no bonus target was set, but his base salary increased 50%.

Why, we ask, has the core of this board been so beholden to a CEO who appears to have treated his public partners so shabbily? Just last year, Mr. Vinod Gupta stated that he “believed that IUSA was worth in excess of $18 per share”; he then proceeded to offer $11.75 for the Company. The Special Committee stated that it “intended to explore a range of strategic options”; it was promptly shut down—we believe improperly—after the withdrawal of Mr. Vinod Gupta’s proposal.

When public shareholders became Mr. Vinod Gupta’s partners in February 1992, each member of the board and management was charged with fiduciary duties. In light of the many apparent significant lapses, it appears that the full board and top management have failed to live up to those duties and that change is required for the benefit all shareholders.

As always, Dolphin remains open to discuss any and all of these matters. But our calls for help from the full board have gone unanswered for seven months, and the full board has consistently failed to explain to all shareholders its failure to act on our requests. The full board must explain itself to all shareholders now. If the full board cannot or will not act, it will be up to the unaffiliated shareholders to do so before it is too late.

Very truly yours,

                                                                /s/ Donald T. Netter
Donald T. Netter
                                        Senior Managing Director,
                        Dolphin Limited Partnership I, L.P.

Dolphin’s Books and Records Search

Separately, in September 2005, Dolphin commenced a books and records investigation of IUSA and subsequently brought legal action to obtain information. Following an order of the Delaware Court of Chancery resolving certain issues between Dolphin and IUSA, Dolphin began in earnest in early 2006 to review materials made available by the Company.

Pursuant to a confidentiality agreement between Dolphin and the Company, Dolphin is permitted to make available the information that it has obtained to a shareholder owning at least 2% of the outstanding shares that joins in the confidentiality agreement. Thus far, one shareholder has independently determined to execute the joinder. As always, Dolphin will pursue the facts to where they lead. At the conclusion of its investigation, Dolphin expects to take appropriate action based on the presented facts and report back to all shareholders, subject to the provisions of the confidentiality agreement. On March 22, 2006, Dolphin filed an application with the Delaware Court of Chancery requesting that it be allowed to publicly disclose certain materials subject to the confidentiality agreement that Dolphin believes all shareholders should know about. Dolphin believes these materials have either been improperly designated as confidential or can be disclosed without any commercial or competitive harm to the Company.

Dolphin’s Nominees

A Dolphin spokesperson commented: “In its twelfth year of operations, Dolphin has been a sizeable long-term partner in many successful companies. Unfortunately, Dolphin has also witnessed some inappropriate corporate activities apparently undertaken without regard for the interests of public shareholders.

“Dolphin’s initiatives at IUSA are all about the right of each and every unaffiliated shareholder to express how its wants its Company to be run. Unaffiliated holders represent the majority of the shares - not Mr. Vinod Gupta. Accordingly, we urge each unaffiliated shareholder to support Dolphin’s highly qualified, independent nominees for election as directors. Messrs. Aslin, Meyer and Trevisani are determined to benefit all shareholders by bringing fresh views to what has been a rotating IUSA board which, for at least the past decade, appears to have exercised ineffective oversight on transactions between Mr. Vinod Gupta and the Company. If elected, these nominees will be solely focused on maximizing IUSA share value for the benefit of all shareholders.”

The biographies of the independent nominees follow:

●Malcolm “Mick” M. Aslin, 58, since March 2003, has been President and Chief Executive Officer of Gold Banc Corporation, Inc. (GLDB), a Midwest based financial services holding company with a $700 million market capitalization. Since February 1999, Mr. Aslin has been a director of GLDB and from February 1999 until March 2003, served as COO. In November 2005, GLDB executed an agreement to be acquired by Marshall & Ilsley Corporation (MI), a Midwest commercial bank with a $10 billion market capitalization. Upon consummation of this transaction, Mr. Aslin is expected to become a director of MI. Mr. Aslin is also a director of LabConco Inc. and ACT Corporation, Inc., a Trustee of the Midwest Research Institute and a Member of the Strategic Development Board of the University of Missouri’s, Columbia Business School. Mr. Aslin is also Life Director and First Vice Chairman of the Board of Governors, as well as past President and Chairman of the Board of the American Royal Association, a not-for-profit organization promoting Midwest agricultural advancement.

From April 28, 2005 to November 15, 2005, Dolphin was a Schedule 13D filer in respect of GLDB.

●Karl L. Meyer, 68, from February 2000 until December 2004, at the request of its bond holders, served as Chairman of the Board, to manage the liquidation, of Ermis Maritime Holdings Ltd., an owner/operator of ocean going tankers. From May 2003 until May 2004, Mr. Meyer was a director of Computer Horizons (CHRZ). He was re-elected to the board of CHRZ in October 2005 at a special meeting wherein shareholders voted to replace the entire board. From its IPO in March 2001 until December 2002, Mr. Meyer was a director and Chairman of the Audit Committee, of Stelmar Shipping Inc. (SJH). From July 1992 until its sale to Seacoast Financial Services Corp. (SCFS) in December 2000, Mr. Meyer was Chairman of the Board, Chief Executive Officer and President of Home Port Bancorp, Inc. (HPBC), the parent of Nantucket Bank. From 1995 to 2004, Mr. Meyer was Managing Director of Diogenes Management Company, an investment advisor in the tanker shipping industry. Additionally, Mr. Meyer previously served as a director of BT Shipping Limited (BTBT) and in April 2005, Mr. Meyer was nominated to the board of directors of OfficeMax (OMX) by its then third largest shareholder.

●Robert A. Trevisani, 72, was a general partner of Gadsby Hannah LLP until 2004 when he became Of Counsel. He was an adjunct professor at Boston University Graduate School of Law (1977-1996) and Boston College Law School (1996-2005). From 1996 through 2000, Mr. Trevisani was a director of Home Port Bancorp (HPBC). In 2004, in opposition to management, he was elected to the Board of Computer Horizons (CHRZ). Mr. Trevisani has been President and a director of the Commonwealth Charitable Fund, Inc., a non-profit membership company, since its founding in 1978. In 2005 he became a director of Salary.com., a private company providing comparative compensation guidance and services to institutions and individuals. He also served as a trustee of Mount Ida College (1988-2005) and has been a trustee or director of several other non-profit organizations.

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The following is a list of the names and stockholdings, if any, of persons who may be deemed to be “participants” in Dolphin’s solicitation with respect to the shares of the Company: Dolphin owns beneficially and of record 1,000 shares of common stock and beneficially but not of record, together with its affiliate, an aggregate of 1,999,000 shares of common stock of the Company’s outstanding stock. Donald Netter, as Senior Managing Director of Dolphin and Brett Buckley, as Managing Director of Dolphin, may also be deemed to be participants but do not individually own any common stock of the Company. Malcolm “Mick” A. Aslin, Karl L. Meyer and Robert A. Trevisani, as nominees for election as directors of infoUSA Inc., may also be deemed to be participants but do not individually own any common stock of the Company.

Dolphin intends to disseminate a proxy statement with respect to its solicitation in support of its nomination of directors at the Company’s 2006 annual meeting. Shareholders should read this proxy statement if and when it becomes available because it will contain important information. Shareholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange Commission’s web site at http://www.sec.gov without charge when these documents become available. Shareholders will also be able to obtain copies of that proxy statement and related materials without charge, when available, from Innisfree M&A Incorporated by oral or written request to: 501 Madison Avenue, New York, New York 10022, telephone (212) 750-5833.